Exhibit 99.9

CASH/STOCK ELECTION FORM

Factor Systems, Inc. (d/b/a Billtrust)
Attn: General Counsel
1009 Lenox Drive, Suite 101
Lawrenceville, New Jersey 08648

Ladies and Gentlemen:

I am an owner of shares of common stock (“Billtrust Common Stock”) or preferred stock (“Billtrust Preferred Stock”) of Factor Systems, Inc. (d/b/a Billtrust) (“Billtrust”). I acknowledge that I have received the proxy statement/consent  solicitation statement/prospectus dated          , 2020, relating to the Business Combination Agreement (the “BCA”) dated October 18, 2020, by and among South Mountain Merger Corp., a Delaware corporation (“South Mountain”), BT Merger Sub I, Inc., a Delaware corporation and a direct, wholly owned subsidiary of South Mountain (“First Merger Sub”), BT Merger Sub II, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of South Mountain (“Second Merger Sub”) and Billtrust, pursuant to which, among other things, (i) First Merger Sub will be merged with and into Billtrust (the “First Merger”), with Billtrust surviving the First Merger as a wholly owned subsidiary of South Mountain and (ii) Billtrust will be merged with and into Second Merger Sub (the “Second Merger”), with Second Merger Sub surviving the Second Merger as a wholly owned subsidiary of South Mountain. Capitalized terms not defined in this cash/stock election form (the “Cash/Stock Election Form”) shall have the meanings set forth in the BCA.

I understand that in connection with the transactions contemplated by the BCA (including, if applicable, the conversion of my Billtrust Preferred Stock into Billtrust Common Stock in accordance with the Company Preferred Stock Conversion), I am being given the opportunity to elect to receive, in exchange for each of my shares of Billtrust Common Stock or Billtrust Preferred Stock (on an “as converted” to Billtrust Common Stock basis after giving effect to the Company Preferred Stock Conversion), as applicable, if and when the business combination is completed, (i) cash or (ii) shares of (x) SMMC Class A Common Stock or (y) only in the case of a Requisite Stockholder that elects to be issued SMMC Class C Common Stock in accordance with the obligations set forth in such Requisite Stockholder’s Stockholder Support Agreement, SMMC Class C Common Stock. This merger consideration is described in more detail beginning at page 136 of the proxy statement/consent solicitation statement/prospectus.

I understand that Billtrust must receive this completed Cash/Stock Election Form (including submission of certificates evidencing my ownership of my shares of Billtrust Common Stock or Billtrust Preferred Stock, as applicable (“Certificates”)) no later than 5:00 p.m. (New York time) on December 31, 2020 or such other date as announced by Billtrust and South Mountain (the “Election Date”). If Billtrust does not receive a properly completed form by the Election Date, I will be considered to have made an election to receive 100% of the merger consideration to which I am entitled pursuant to the BCA in shares of SMMC Class A Common Stock or SMMC Class C Common Stock, as applicable. I also understand that if I validly revoke this completed Cash/Stock Election Form after I submit it by providing written notice to Billtrust prior to the Election Date, I will be considered to have made an election to receive 100% of the merger consideration to which I am entitled pursuant to the BCA in shares of SMMC Class A Common Stock or SMMC Class C Common Stock, as applicable, except to the extent I properly make a subsequent election prior to the Election Date.

I understand that if Billtrust stockholders elect to receive more cash than is available for distribution as merger consideration under the BCA, those stockholders who elected to receive cash will have the amount of cash they receive reduced on a pro rata basis and instead will receive SMMC Class A Common Stock or SMMC Class C Common Stock, as applicable, in each case, with a value equal to the amount of the cash reduction as calculated in accordance with Section 3.01 of the BCA.

I understand that the determination of Billtrust shall be final, conclusive and binding in the event of ambiguity or uncertainty as to whether or not a Cash Election or a Stock Election has been properly made or revoked pursuant to this Cash/Stock Election Form and the BCA. None of SMMC, First Merger Sub, Second Merger Sub, the Company or the Exchange Agent (as defined below) shall be under any obligation to notify any person of any defect in this Cash/Stock Election Form.

Subject to the qualifications described in the prospectus/proxy statement, I elect to do the following (check only one box):

Cash Election
☐	I elect to receive cash in consideration for all of my shares of Billtrust Common Stock (after giving effect to the Company Preferred Stock Conversion).

Stock Election
☐
I elect to receive SMMC Class A Common Stock or SMMC Class C Common Stock, as applicable, in consideration for all of my shares of Billtrust Common Stock (after giving effect to the Company Preferred Stock Conversion).

Mixed Election
☐
I elect to have (i) ____________ of my shares of Billtrust Common Stock converted into the right to receive cash consideration and (ii) the balance of my shares of Billtrust Common Stock converted into the right to receive SMMC Class A Common Stock or SMMC Class C Common Stock, as applicable (in each case, after giving effect to the Company Preferred Stock Conversion).

I/we have executed this Cash/Stock Election Form and returned the original Cash/Stock Election Form and the Certificates evidencing my ownership of shares of Billtrust Common Stock or Billtrust Preferred Stock, as applicable, to:

Factor Systems, Inc.
Attn: General Counsel
1009 Lenox Drive, Suite 101
Lawrenceville, New Jersey 08648

Dated:                    , 2020

I understand that, by signing this Cash/Stock Election Form, I hereby authorize and instruct Billtrust to deliver and surrender such Certificates to Continental Stock Transfer & Trust Company (the “Exchange Agent”) on my behalf.

(Signature)	(Signature - if shares are held in more than one name)

Name (Please print or type)	Name (Please print or type)

Street Address	No. of Shares of Billtrust Common Stock Owned (after giving effect to the Company Preferred Stock Conversion)*

City and State Zip

Telephone
Social Security Number(s):
or
Taxpayer Identification Number(s):

IF SHARES ARE HELD IN JOINT OWNERSHIP, ALL JOINT OWNERS SHOULD SIGN THIS ELECTION FORM. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE, OFFICER, PARTNER OR GUARDIAN, PLEASE GIVE FULL TITLE.

*In the event that the Closing occurs on ___________, your ____________ shares of Billtrust Preferred Stock held as of such date will be converted into ____________ shares of Billtrust Common Stock as of, and conditioned upon the effectiveness of, the Company Preferred Stock Conversion. In the event that the Closing occurs on a date other than ___________, the then-effective conversion rate may change and, thus, so may the number of shares of Billtrust Common Stock into which your shares of Billtrust Preferred Stock convert.  In the event of such a change of date (such date, the “New Closing Date”), the Company will inform you of the number of shares of Billtrust Common Stock into which your shares of Billtrust Preferred Stock will convert pursuant to the Company Preferred Stock Conversion on such New Closing Date.